EXHIBIT 15
                             SOUND SHORE FUND, INC.

                       Distribution Plan Pursuant to Rule
                 12B-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

This Distribution Plan (the "Plan") is adopted by Sound Shore Fund, Inc. (the "Fund") in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act").

                  1. The Fund will enter into an investment advisory contract with McConnell & Miller, Inc. (the "Adviser") and an administrative services contract with Reich & Tang, Inc. (the "Administrator"), each in a form satisfactory to the Fund's Board of Directors, which will provide the Adviser and the Administrator may make payments from time to time from their own respective resources, which may include the fees payable to them by the Fund pursuant to their respective contracts, management and advisory fees received from other investment companies and past profits, for the following purposes :
                  (i)  to  defray  the  costs  of,  and  to  compensate  others, including organizations whose customers or clients are Fund shareholders ("Participating Intermediaries"), for performing shareholder servicing and related administrative and accounting functions on behalf of the Fund;

                  (ii) to compensate Participating Intermediaries for providing assistance in distributing the Fund's shares; and

                  (iii) to defray the cost of the preparation and printing of brochures and other promotional materials, mailings to prospective shareholders, sales personnel, advertising, and other activities in connection with the distribution of the Fund's shares.

The investment advisory contract and the administrative services contract will further provide that the Adviser and the Administrator, as the case may be, will determine, in their sole discretion, the amount of any payments made thereunder, provided, however, that no such payment will increase the amount which the Fund is required to pay under the investment advisory contract or administrative services contract or otherwise.

                  2. The Fund may defray the costs of preparing and printing the Fund's Prospectus, statement of additional information and subscription order form and of delivering them to existing or prospective shareholders of the Fund
 .
                  3. All written agreements relating to payments hereunder entered into by the Adviser or the Administrator and any Participating Intermediary will be in a form satisfactory to the Fund's Board of Directors.

                  4. The Fund, the Adviser and the Administrator will prepare and furnish to the Fund's Board of Directors, and the Board of Directors will review, at least quarterly, written reports setting forth all amounts expended for distribution purposes by the Fund, the Adviser and the Administrator pursuant to the Plan and identifying the distribution activities for which such expenditures were made.

                  5. The Plan will become effective immediately upon approval by
(i) a majority of the outstanding voting securities of the Fund (as defined in the Act) and (ii) a majority of the Board of Directors of the Fund, including a majority of the directors who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

                  6. The Plan will remain in effect until______, 1986, unless earlier terminated in accordance with its terms, and thereafter may continue in effect for successive annual periods if approved each year in the manner described in clause (ii) of paragraph 5 hereof.

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                  7. The Plan may be  amended at any time with the  approval  of the Board of Directors of the Fund, provided that (i) any material amendments to the terms of the Plan will be effective only upon approval as provided in clause
(ii) of paragraph 5 hereof, and (ii) any amendment which increases materially the amount which may be spent by the Fund pursuant to the Plan will be effective only upon the additional approval as provided in clause (i) of paragraph 5 hereof. For purposes of this paragraph 7, an amendment to either the investment advisory contract or the administrative services contract providing for an increase in the investment advisory fee payable to the Adviser or administrative services fee payable to the Administrator will be deemed an amendment to the Plan which increases materially the amount which may be spent by the Fund pursuant to the Plan unless the Plan is amended so that the level of payments under the Plan will not be increased by virtue of the amendment to the investment advisory contract to the administrative services contract, as the case may be.

                  8. While the Plan is in effect, the selection and nomination of the directors of the Fund who are not "interested persons" of the Fund (as defined in the Act) will be committed to the discretion of the Fund's disinterested directors.

                  9. The Plan may be terminated without penalty at any time (i) by a vote of the majority of the entire Board of Directors of the Fund, (ii) by a vote of a majority of the directors of the Fund who are not interested persons (as defined by the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or (iii) by a vote of a majority of the outstanding voting securities of the Fund (as defined by the Act).



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